Exhibit 10.1

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EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of February 18, 2020 (the “Effective Date”) and is between Argo Group International Holdings, Ltd. (the “Company” and, together with its subsidiaries and affiliates, “Argo Group”), and Kevin J. Rehnberg (“Executive”).

RECITALS:

WHEREAS, Argo Group is an international underwriter of specialty insurance and reinsurance products in areas of the property and casualty market; and

WHEREAS, Argo Group offers a comprehensive line of products and services designed to meet the unique coverage and claims-handling needs of its clients; and

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company desires to continue to employ Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive desires to accept such continued employment as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive entered into an employment agreement with Argo Group US, Inc., a subsidiary of the Company, dated January 1, 2019 (the “Original Agreement”); and

WHEREAS, this Agreement shall supersede the Original Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.

Employment Period. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall be deemed to have commenced on the Effective Date and shall continue until February 18, 2023 (the “End Date”). Unless earlier terminated in accordance with Section 6 hereof, the Employment Period shall terminate on the End Date.

2.

Duties. Executive agrees to serve the Company in the position of President and Chief Executive Officer and to perform diligently and to the best of his abilities the duties and services pertaining to such office. During the Employment Period, Executive shall perform the duties and services that the Company’s Board of Directors (the “Board”) assigns or delegates to him from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Argo Group and further agrees not to engage or participate in any act that will or is reasonably likely to injure the business, interests, or reputation of Argo Group. In keeping with these duties, Executive shall make full disclosure to the Board of all business opportunities pertaining to the business of Argo Group and should not appropriate for Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by Argo Group. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of Executive’s duties and responsibilities hereunder. Executive shall travel to such extent as may be reasonably required in connection with the performance of his duties.

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3.	Compensation.

(a)

Base Salary. The Company shall pay to Executive an annual salary of $975,000 (the “Base Salary”), less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies or practices in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Human Resources Committee of the Board (the “Committee”) for possible increase (but not decrease) and the Committee may, in its sole discretion, choose to increase the Base Salary during the Employment Period of this Agreement. If the Base Salary is increased by the Company, such Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)

Annual Cash Incentive and Long-Term Incentive Awards. In addition to Base Salary, during the Employment Period, Executive may, in the sole discretion of the Committee from time to time, be eligible to earn annual cash incentive awards and long-term incentive awards contingent upon the achievement of specific objectives as established by the Company. Except as provided in Section 7, any annual cash incentive award and/or long-term incentive award shall be paid at the time the Company normally pays such bonuses or awards, and Executive is only entitled to receive any such annual cash incentive and/or long term incentive award if Executive is employed by Company at the payment date.

(c)

Benefits. As additional compensation for Executive, the Company shall provide or maintain for employee medical, welfare and health insurance benefit plans on the same terms and conditions as are made available to all employees of the Company generally, subject to the terms and conditions of such plans as in effect from time to time.

4.	Vacation. Executive shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement pursuant to the Company’s Paid Time Off policy as in effect from time to time.

5.

Reimbursement For Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties during the Employment Period, provided that such expense is submitted in accordance with the Company’s policies and procedures as in effect from time to time. To obtain an expense reimbursement, Executive shall be subject to and follow the Company’s policies and procedures relating to business expenses and expense reimbursement, as amended from time to time; provided, however, that in no event shall expenses eligible for reimbursement be reimbursed later than December 31 of the year following the calendar year in which Executive incurred the related expense. Any reimbursement in one calendar year may not affect the amount that may be reimbursed in any other calendar year and a right to reimbursement may not be exchanged or liquidated for another benefit or payment.

6.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of Executive.

(b)

Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis (“Disability”), the Company shall have the right to terminate Executive’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between Executive and the Company regarding whether Executive has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third

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who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Executive acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded Executive as having a Disability.

(c)

Termination by the Company for Cause. The Company may immediately terminate this Agreement and Executive’s employment with the Company upon written notice to Executive at any time for Cause in accordance with the procedures provided below.

(d)	For purposes of this Agreement, “Cause” shall mean:

(i)

Executive materially and willfully breaches any provision of this Agreement and such breach has not been cured (if curable) within thirty (30) days after the Company provides notice of the breach to Executive; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Executive has previously received notice and an opportunity to cure, then no additional notice is required and this Agreement may be terminated immediately upon the Company’s election and written notice to Executive;

(ii)

Executive has committed any dishonest or disloyal act, or has engaged in gross misconduct or gross negligence that has an adverse effect on the operations or financial condition of the Company or Argo Group;

(iii)	the entry of a plea of guilty or nolo contendere to, or judgment entered after trial finding Executive guilty of, any felony or crime of moral turpitude;

(iv)

Executive has engaged in conduct that violates Argo Group’s written policies and procedures (including, but not limited to, Argo Group’s Code of Conduct & Business Ethics) or is materially detrimental to the reputation, character or standing of, or otherwise is injurious to Argo Group, monetarily or otherwise; or

(v)

without limiting the generality of Section 6(d)(i), Executive breaches, or takes any material step which, in the good faith reasonable judgment of the Board, is likely to result in the breach of, any of the provisions of Sections 8 or 9.

Executive shall not be terminated for Cause (other than termination for a Cause event described in clause (iii) above) prior to being provided with a reasonable opportunity to be heard before the Board (with his counsel present if he so elects). No act or failure to act, on Executive’s part, shall be considered “willful” unless done or omitted to be done, by Executive, with knowledge and intent; provided that any unlawful act may not be considered in the Company’s best interest.

(e)	Termination By the Company Without Cause. The Company may immediately terminate this Agreement and Executive’s employment with the Company at any time, and for any reason.

(f)

Termination by Executive Other than for Good Reason Following a Change in Control. Executive may terminate this Agreement and Executive’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Company; provided that the Company may waive such notice in its sole discretion.

(g)

Termination by Executive with Good Reason Following a Change in Control. Executive may, within two (2) years following a Change in Control (as defined in the Company’s 2019 Omnibus Incentive Plan (the “2019 Incentive Plan”) or any successor long-term incentive plan) terminate his employment with Good Reason by delivering written notice to the Company of the grounds for such termination within ninety (90) days after Executive has actual knowledge or should

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reasonably have known of the occurrence, without the written consent of Executive, of one of the following events (each event being referred to herein as “Good Reason”):

(i)

(A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such change, (B) an adverse change in Executive’s titles or offices with the Company, or (C) any action by the Company or the Board which materially hinders Executive’s ability to perform his duties hereunder;

(ii)

a reduction in Executive’s target direct total compensation (including, Base Salary, target annual cash incentive opportunity, and target long-term incentive opportunity) when compared to Executive’s target direct total compensation (including, Base Salary, target annual cash incentive opportunity, and target long-term incentive opportunity, as applicable) immediately prior to a Change in Control;

(iii)

the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Executive is participating immediately prior to a Change in Control or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce the Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits;

(iv)

the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Executive and the Company;

(v)

the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change in Control (as defined in the 2019 Incentive Plan or any successor long-term incentive plan); or

(vi)	any other material breach of a provision of this Agreement by the Company.

For purposes of clauses (i) through (vi) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment with Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause. Notwithstanding anything to the contrary contained herein, in order for Executive to terminate Executive’s employment with Good Reason under the prevailing circumstances then constituting Good Reason hereunder, Executive must terminate Executive’s employment within thirty (30) days following the end of the Company’s cure period set forth above if the circumstances giving rise to Good Reason have not been cured.

7.	Effect of Termination. Upon the termination of this Agreement, no rights of Executive which shall have accrued prior to the date of such termination shall be affected in any way.

(a)	Upon Death or Disability of Executive.

During the Employment Period, if Executive’s employment is terminated due to his death or Disability, Executive’s estate or Executive, as applicable, shall be entitled to receive (A) the Base Salary set forth in Section 3 accrued through the date Executive’s employment is terminated, (B) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the date Executive’s employment is terminated and which are

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reimbursable in accordance with Section 5, (C) any other vested accrued benefits of Executive under the plans, programs and arrangements of the Company (items (A), (B) and (C), collectively, the “Accrued Benefits”), and (D) and any incentive bonus Fully-Earned through the date of such termination. “Fully-Earned” shall mean that for purposes of determining whether Executive shall be entitled to an incentive bonus, that such Executive shall be treated as if he had been employed through the last date of the regular period for determining whether or not an incentive bonus is payable in the standard manner that all such employees are evaluated even though Executive is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined accordingly. Further, from the date of Executive’s termination through the eighteenth (18) month anniversary thereof, Executive or, in the event of Executive’s death, Executive’s eligible dependents (including a surviving spouse), shall be entitled to continued participation in all health and medical plans or programs in which Executive or such eligible dependents, as applicable, were participating on the termination date and, subject to Section 5, the Company agrees to continue paying the same portion of the premiums for such coverage as the Company paid for Executive or eligible dependents immediately prior to the termination date.

(b)	By the Company Without Cause; By Executive for Good Reason Following a Change in Control.

If Executive’s employment with the Company is terminated by the Company without Cause under Section 6(e) or, within two (2) years following a Change in Control, by Executive with Good Reason under Section 6(g), and such termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any related regulations or other guidance promulgated thereunder (“Section 409A”)), and as consideration for Executive’s continuing obligations under Sections 8 and 9 hereof:

(i)	Executive shall be entitled to receive (A) the Accrued Benefits and (B) any earned but unpaid annual cash incentive award for the year preceding the year in which Executive’s employment is terminated;

(ii)

Executive shall be entitled to receive any target annual cash incentive award for the year in which Executive’s employment is terminated, pro-rated to reflect Executive’s time of service for such year through Executive’s date of termination; provided, that, such target annual cash incentive award shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination; provided, further, that if Executive is a “specified employee” (within the meaning of Section 409A of the Code), payment of such target annual cash incentive award may be subject to delay in accordance with Section 7(d);

(iii)

All unvested equity awards previously awarded to Executive by the Company shall remain outstanding, shall continue to vest and shall be paid or settled in accordance with the terms of the applicable award agreements as if no termination had occurred and Executive had remained employed by the Company through the applicable vesting date, with the vesting of any outstanding performance-based equity awards to be determined based on actual performance through the end of the applicable performance period. All outstanding, unvested stock options shall remain exercisable for a period of ninety (90) days following the last vesting date of the stock option, but not beyond the original term of the stock option. In the event of Executive’s involuntary termination of employment without Cause or termination for Good Reason, in each case within two years following a Change in Control (as defined in the 2019 Incentive Plan or any successor long-term incentive plan), all outstanding unvested equity awards shall immediately become vested upon the date of such termination of employment.

(iv)

The Company shall pay Executive as severance an amount equal to one (1) times (or, if a Change in Control has then occurred or is reasonably expected to occur, two (2) times) the sum of (A) Executive’s Base Salary and (B) Executive’s target annual cash incentive award for the year in which his employment is terminated (or, if a target annual cash incentive award has not been established for Executive for such year as of the date his employment is terminated, Executive’s target annual cash incentive award for the year prior to the year in which his employment is terminated), such amount to be paid in

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installments over the period of twelve (12) months in accordance with the Company’s regular payroll practices (“Severance Pay”); provided, however, that the first such severance payment shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination in an amount equal to the severance payments that would have otherwise been paid during that sixty (60) day period; and provided, further, that if Executive is a “specified employee” (within the meaning of Section 409A of the Code) and any such installment payments are scheduled to be paid after March 15 of the year following termination of employment, the payment of severance may be further delayed as described in Section 7(d);

(v)

Executive shall be eligible for continuation of health benefits pursuant to Section 3(d) (subject to compliance with the applicable plan provisions) at the active employee rate until Executive obtains reasonably equivalent coverage or for eighteen (18) months from the date of termination, whichever is earlier (“Severance Benefits”); provided, however, that (A) such benefit continuation coverage shall be considered part of the benefit continuation coverage which Executive is entitled to receive under COBRA, and (B) Executive timely elects COBRA coverage;

(vi)

It shall be a condition precedent of payment or provision to Executive of Severance Pay or Severance Benefits pursuant to this Section 7(b) that: (A) within sixty (60) days following the date of termination Executive executes (and then with all revocation periods expired) a full and complete release of the Company and its subsidiaries and affiliates in the form attached as Exhibit A (the “Release”); and (B) Executive remains in full compliance with Sections 8 and 9. For clarity, if Executive revokes the Release or breaches in any material respect any of his obligations under Sections 8 or 9, which breach is not cured within thirty (30) days following written notice from the Company, the Company, in addition to all other remedies set forth in this Agreement, will have no further obligation to pay Severance Pay or Severance Benefits and will be entitled to all other remedies set forth in this Agreement;

(vii)	Executive shall remain bound by the restrictive covenants and obligations contained in Sections 8 and 9; and

(viii)	Except as provided for in this Section 7(b), Executive shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)

By the Company for Cause; By Executive; Expiration of this Agreement. If Executive’s employment with the Company is terminated pursuant to Section 6(c) or Section 6(f) or upon the expiration of this Agreement on the End Date, Executive shall be entitled to receive the Accrued Benefits and Executive shall not be entitled to any other benefits (unless otherwise required by law).

(d)

Six Month Delay. Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code) at the time of Executive’s “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by Executive upon Executive’s separation from service would be considered deferred compensation under Section 409A of the Code, then each portion of such payments and benefits that would otherwise be payable or provided shall instead be paid or made available to Executive (or his estate if applicable) on the first regular payroll date following the six month anniversary of Executive’s separation from service or, if earlier, the date of his death.

(e)

Excise Taxes. Notwithstanding any other provision of this Agreement, if any portion of the payments and benefits provided under Section 7 of this Agreement, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company Group, or any successor (in the aggregate, “Total Payments”), would be subject to the

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excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then, except as otherwise provided in the next sentence, such Total Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Total Payments were not reduced pursuant to this Section 7(e), then no such reduction shall be made. For purposes of determining the after tax benefit to Executive, Executive’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which Executive’s termination date occurs shall be utilized. Such marginal rate shall be determined by taking into account (A) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (B) the phase out, if any, of itemized deductions, (C) the estimated actual net tax rate attributable to employment taxes, and (D) any other tax provision that in the judgment of the Independent Tax Counsel will actually affect Executive’s estimated actual blended marginal tax rate. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in Total Payments with the least reduction in the after-tax economic value to Executive of such payments. If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to Executive until the reduction specified herein is achieved. The Independent Tax Counsel shall make a determination as to whether any reasonable compensation value can be ascribed to any non-competition covenants that are applicable to Executive, and shall factor in any such value in making its determination as to whether the Total Payments would be subject to the excise tax imposed by section 4999 of the Code. The Independent Tax Counsel shall provide its determination, together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of Executive’s termination date. The determination of the Independent Tax Counsel under this Section 7(e) shall be final and binding on all parties hereto. For purposes of this Section 7(e), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

8.	Confidential Information.

(a)

The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company Group; and/or shall entrust Executive with business opportunities of the Company Group; and/or shall place Executive in a position to develop business good will on behalf of the Company Group.

(b)

Executive acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company Group, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to Executive or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company Group, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).

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(c)	The confidentiality obligations set forth in (a) and (b) of this Section 8 shall apply during the Employment Period and indefinitely thereafter.

(d)

All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company Group or otherwise) that relate to the business, products or services of the Company Group shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company Group. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment for any reason, Executive promptly shall deliver the same, and all copies thereof, to the Company.

(e)

If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment.

(f)

Nothing contained herein shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

(g)

Notwithstanding anything to the contrary contain herein, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the parties hereto acknowledge that if Executive sues the Company for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

(h)

Executive may also disclose Confidential Information to the minimum extent necessary to enforce the terms of this Agreement in any legal proceeding concerning Executive’s rights or obligations hereunder.

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9.	Restrictive Covenants.

(a)	For the purposes of this Section, the following words have the following meanings:

(i)

“Company Group” means, individually and collectively, (A) the Company; (B) any entity within Argo Group for which Executive performs duties pursuant to this Agreement; and (C) any entity within Argo Group in relation to which Executive has, in the course of his employment, (1) acquired knowledge of Argo Group’s trade secrets or Confidential Information, (2) had material dealings with Argo Group’s Customers or Prospective Customers, or (3) supervised directly or indirectly any employee having material dealings with Argo Group’s Customers or Prospective Customers.

(ii)

“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company Group in the specialty property and/or casualty insurance business.

(iii)	“Confidential Information” has the meaning ascribed thereto in Section 8.

(iv)

“Customer” means any Person to whom or which Company Group supplied Company Services and with whom or which: (A) Executive had dealings pursuant to his employment, or (B) any employee who was under the direct or indirect supervision of the Executive had dealings pursuant to his or her employment, or (C) Executive was responsible in a client management capacity on behalf of the Company, or (D) Executive was provided access to Confidential Information regarding Company Services.

(v)

“Person” means any individual, firm, company, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity of any kind.

(vi)

“Prospective Customer” means any Person with whom or which Company Group shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services and with whom or which: (A) Executive shall have had dealings pursuant to his employment, or (B) any employee who was under the direct or indirect supervision of Executive shall have had dealings pursuant to his or her employment, (C) Executive was responsible in a client management capacity on behalf of the Company, or (D) Executive was provided access to Confidential Information regarding Company Services.

(vii)

“Restricted Business” means (A) any person, firm, company or other organization primarily located in the United States engaged in the specialty property or casualty insurance business with annual gross written premiums in the range of $2 to $5 billion; or (B) the specialty property or casualty insurance division or business unit of any, firm, company or other organization, which division or business unit is primarily located in the United States and has annual gross written premiums in the range of $2 to $5 billion.

(viii)

“Restricted Employee” means any person who on the date of Executive’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom Executive had material contact or dealings in the course of his employment during the Restricted Period;

(ix)	“Restricted Period” means the period of 12 months ending on the last day of Executive’s employment with the Company.

(x)	“Restricted Services” means Company Services or any services of the same or of a similar kind.

(b)

Executive recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company Group and will obtain personal knowledge of and influence over its customers and/or employees.

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Executive therefore agrees that the restrictions set out in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company Group both during and after the termination of his employment.

(c)

Executive hereby undertakes with the Company that he will not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason whatsoever, whether by himself through his employers or employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

(i)	in competition with the Company Group, be employed or engaged by a Restricted Business;

(ii)

own any firm, company or other organization primarily located in the United States engaged in the specialty property or casualty insurance business with annual gross written premiums in the range of $2 to $5 billion; provided, however, that Executive may (x) acquire up to 3% of the voting securities of any publicly traded entity and (y) make passive investments in private equity, hedge and mutual funds or similar investment vehicles; or

(iii)

employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

(d)

Executive hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason whatsoever, whether the termination is by the Company, by Executive or due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

(i)

in competition with the Company, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer for any reason if such solicitation or canvassing is for the benefit of, or on the behalf of, a Restricted Business;

(ii)	solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.

(e)

Executive agrees that during the 12 months following the date of termination of his employment for any reason whatsoever, Executive shall inform the Company, prior to the commencement of employment or any work as an independent contractor, of the identity of any new employer or other entity to which Executive plans to provide consulting or other services, along with Executive’s starting date, title, job description and any other information which the Company may reasonably request (and which does not violate any confidentiality obligation of Executive) to confirm Executive’s compliance with the terms of this Agreement.

(f)

Executive shall not, at any time during the Employment Period and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is reasonably likely to be, directly or indirectly, disparaging or be damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement

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shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s rights under this Agreement.

(g)

The parties hereto agree that certain matters in which Executive will be involved during the Employment Period may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, Executive shall cooperate with the Company and its counsel, including with information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding relating to the business or affairs of the Company, other than in connection with any dispute between Executive and the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s business, employment or personal affairs, including limiting Executive’s travel to the extent reasonably possible. The cooperation includes Executive making Executive available for reasonable periods of time (with due regard for Executive’s other commitments) upon reasonable notice to Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation (including legal counsel selected by Executive and reasonably acceptable to the Company); provided that, if the Company requires Executive to devote significant time to such cooperation, the Company and Executive will establish in good faith a reasonable hourly or daily rate for the time spent by Executive on such cooperation, based on Executive’s Base Salary as of Executive’s termination date. Notwithstanding the foregoing, Executive will have no obligation to cooperate against his own legal interests or that of any then current future employer, and nothing in this Agreement prohibits Executive from cooperating in a government investigation.

(h)

This Section 9 shall be for the benefit of Argo Group and the Company reserves the right to assign the benefit of such provisions to any entity within Argo Group. The obligations undertaken by Executive pursuant to this Section 9 shall, with respect to each entity within Argo Group, constitute separate and distinct obligations and covenants and the invalidity or unenforceability of any such obligation or covenant shall not affect the validity or enforceability of the obligations or covenants in favor of any other entity within Argo Group.

(i)

While the restrictions in this Section 9 (on which Executive has had the opportunity to take independent advice, as Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company Group but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

10.

Remedies for Breach. In addition to the rights and remedies otherwise provided in this Agreement, and without waiving the same if Executive breaches, or threatens to breach, any of the provisions of Sections 8 or 9, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)

The right and remedy to have such provisions specifically enforced by any court having equitable jurisdiction. Executive specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 8 or 9 hereof may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b)

The right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by Executive as a result of any transactions constituting a breach of any of the provisions of Sections 8 or 9.

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(c)

Upon discovery by the Company of a breach or threatened breach of Sections 8 or 9, the right to immediately suspend payments or benefits to Executive under Sections 3 or 7 pending a resolution of the dispute.

(d)	The right to terminate Executive’s employment pursuant to Section 6.

11.

Notices. Any notice required or permitted to be given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by registered or certified mail addressed to Executive at his home address as reflected in the Company’s records, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, Attn: General Counsel, or at such other address as it shall designate by notice to Executive.

12.

Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by Executive and the Company.

13.

Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.	Amendment. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

15.

Entire Agreement. This Agreement supersedes any and all prior agreements, understandings or offers, oral or written, and negotiations between said parties regarding the subject matter contained herein, including, without limitation, the Original Agreement. For the avoidance of doubt, if Executive becomes entitled to receive the payments and benefits provided for in Section 7(a) or Section 7(b) hereof, as applicable, such payments and benefits shall be in lieu of, and not in addition to, any payments or benefits to which Executive may otherwise be or become entitled under any Company severance plan, policy or program.

16.	Arbitration.

(a)	Any claim or controversy arising between Executive and the Company shall be settled by final and binding arbitration in the Borough of Manhattan, New York.

(b)

Disputes that must be arbitrated under this Agreement shall include all statutory, contractual, and common law claims and controversies between Executive and the Company including, without limitation, controversies concerning the construction, performance or breach of this Agreement or any other agreement between the Company and Executive, whether entered into prior, on or subsequent to the date hereof, claims arising out of or relating to Executive’s hiring, employment, or termination of employment, and claims of workplace discrimination, harassment and retaliation. Workers’ compensation claims (except any claim asserted pursuant to Tex. Labor Code §451 or any successor provision), claims for unemployment benefits and claims based upon any of the Company’s benefit plans containing a different final and binding dispute procedure are excluded from arbitration.

(c)

This Section 16 and any arbitration hereunder are subject to and controlled by the Federal Arbitration Act, 9 U.S.C. §1, et seq. (“FAA”). Notwithstanding the foregoing, the parties agree that all questions of arbitrability will be submitted to the arbitrator. Additionally, in the event that the FAA is deemed not to apply, the parties agree that any review of the arbitration award shall be strictly limited to the bases provided for under the FAA.

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(d)

Submission to arbitration pursuant to this Section 16 may be compelled by any court located in the Borough of Manhattan, New York. The parties agree to submit to exclusive jurisdiction and venue in the courts in the Borough of Manhattan, New York for purpose of this Subsection 16(d).

(e)

Any party may, without waiving any other rights and remedies under this Agreement, apply to any court located in the Borough of Manhattan, New York, to seek any interim or preliminary injunctive relief that is necessary to protect the rights or property of that party, pending the arbitrator’s award or resolution of the controversy. The parties agree to submit to exclusive jurisdiction and venue in the courts in the Borough of Manhattan, New York for purpose of this Subsection 16(e).

(f)

The arbitration proceedings under this Section 16 shall be before a single arbitrator and conducted in accordance with the American Arbitration Association’s (AAA) National Rules for the Resolution of Employment Disputes in effect at the time the demand for arbitration is made, which are incorporated herein and are available through the AAA’s website (http://www.adr.org) or the Company’s Human Resource Department, except to the extent they conflict with the specific provisions of this Agreement.

(g)	The arbitrator may award reasonable attorneys’ fees to the prevailing party if such an award would be permitted under the law governing the claim(s) involved.

(h)	The arbitration award may be specifically enforced by any party in any court of competent jurisdiction.

(i)	The parties acknowledge, understand and agree that:

(i)	Each party has had the opportunity to consult with legal counsel regarding this Section 16;

(ii)	By agreeing to arbitrate, the parties give up their rights to sue each other in a court of law and to have a trial by jury;

(iii)	Arbitration awards are final and binding and a parties’ ability to have a court reverse or modify an arbitration award is very limited, as envisioned by and provided for in the FAA;

(iv)

The ability of the parties to conduct discovery (e.g., the ability of the parties to obtain documents, interrogatory answers and witness statements) is within the discretion of the arbitrator and may be more limited than and different from discovery in court proceedings;

(v)	The arbitrator’s award is not required to include factual findings or legal reasoning or otherwise explain the bases for the award;

(vi)	The time limits for bringing a claim and other proceedings in arbitration may be different from the time limits imposed by courts;

(vii)	Each party may be represented by an attorney during the arbitration proceedings;

(viii)	Executive is still protected by all applicable employment laws, and does not give up any substantive rights to recover damages; and

(ix)	This Section 16 survives the termination of Executive’s employment and the termination or expiration of this Agreement for any reason.

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17.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of New York, without regard to its conflicts of law principles.

18.

Jurisdiction and Venue. The parties agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, New York.

19.

No Waiver. The Company’s or Executive’s failure at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.

Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and the provision shall be reformed to the fullest extent possible or if reformation of such provision is deemed impossible such provision shall be severed from this Agreement, but the remainder of this Agreement shall remain in full force and effect.

21.

Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

22.

Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

23.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

24.

Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

EXECUTIVE UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, IN ACCORDANCE WITH SECTION 16, THIS AGREEMENT IS SUBJECT TO MANDATORY ARBITRATION AND THAT EXECUTIVE IS AGREEING IN ADVANCE TO ARBITRATE ANY CONTROVERSIES WHICH ARISE WITH THE COMPANY IN ACCORDANCE WITH THE TERMS OUTLINED THEREIN.

In witness whereof, the parties hereto have executed this Agreement as of the date(s) written below.

Argo Group International Holdings, Ltd.		Executive:

By:	/s/ John R. Power, Jr.	/s/ Kevin J. Rehnberg
	John R. Power, Jr.	Kevin J. Rehnberg
Chairman, Human Resources Committee
	Board of Directors of	Date of Signing: March 11, 2020
Argo Group International Holdings Ltd.
Location of Signing: Nassau, Commonwealth of The Bahamas

Date of Signing: March 11, 2020

Location of Signing: Toronto, Canada

EXHIBIT A

GENERAL RELEASE

Argo Group International Holdings, Ltd. (the “Company”) and I, Kevin J. Rehnberg, agree as follows:

I.	Complete Release

A.

In General: Pursuant to the requirements of Section 7 of my Executive Employment Agreement with the Company, effective as of February 18, 2020 (the “Executive Employment Agreement”), and as consideration for the termination benefits contained therein, I hereby agree to irrevocably and unconditionally release any and all Claims I may now have against the Company and other parties as set forth in this Section I.

B.

Released Parties: The Released Parties are the “Argo Group” entities as defined in the Executive Employment Agreement, which include Argo Group International Holdings, Ltd. and all of its subsidiary holding and operating companies, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs); and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection (the “Released Parties” and each a “Released Party”).

C.

Claims Released: I understand and agree that I am releasing all known and unknown claims, demands, promises, causes of action and rights of any type that I may have had or currently have (the “Claims”) against each and every Released Party based on, relating to, or arising out of any fact, act, omission, event, conduct, representation, agreement or other matter whatsoever relating to my employment with the Company and termination of such employment, except that I am not releasing any claim to enforce: (i) this Agreement; (ii) any right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims that wholly arise or accrue after I sign this Agreement; (iv) any right to vested accrued benefits or compensation under Company plans and arrangements; and (v) any right to indemnification by the Company or any of the Released Parties or to coverage under any applicable directors’ and officers’ or other third party liability insurance policy(ies) then maintained by the Company or any Released Parties. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance and common law doctrines) including but by no means limited to:

1.

Anti-discrimination statutes, all as amended, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, and the New York City Human Rights; and any other federal, state or local laws prohibiting employment or wage discrimination, including the laws of Bermuda, including, but not limited to the Employment Act of 2000 and the Human Rights Act of 1981.

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2.

Federal employment statutes, all as amended, such as the WARN Act, which requires that advance notice be given of certain work force reductions; Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.

Other laws, as amended, such as any federal, state or local laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.

Tort and contract claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.

Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.

Unknown Claims: I understand that I am releasing Claims about which I may be unaware. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue or learn of facts or other matters about which I now am unaware, and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

II.	Promises, Warranties, And Representations

A.

Employment Termination: I understand and agree that my employment with the Company terminated on                . I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that each and every Released Party is under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is in no way discriminatory or retaliatory in nature.

B.

Pursuit of Released Claims: I affirm that I have not filed, have not caused to be filed, and am not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party in any forum. To the extent permitted by law, I agree not to, directly or indirectly, file, initiate, encourage, aid or assist in any investigations, actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party. Notwithstanding the foregoing, I understand that nothing in this General Release prohibits me from: (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; or (ii) making or asserting: (A) any claim or right which cannot be waived under applicable law, including but not limited to the right to file a

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charge with, provide information to or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, local or state governmental agency charged with enforcing anti-discrimination laws, or the National Labor Relations Board; (B) any right I have to any payments or benefits pursuant to Section 7(b) of the Executive Employment Agreement; (C) any right I have to accrued benefits (within the meaning of Sections 203 and 204 of Executive Retirement Income Securities Act of 1974, as amended); and (D) any rights I have or claims that may arise after the date this General Release is executed. I further agree and covenant that should any person, entity, organization, or federal, state or local governmental agency institute an investigation, action, grievance, arbitration, complaint, claim or other legal proceeding involving any matter encompassed by the release set forth in Section 1, I shall not be entitled to recover and expressly waive any right to seek, accept or recover any monetary relief or other individual remedies.

C.

Execution of this Agreement: I understand and agree that, but for my execution of this General Release, including claims under the ADEA, and the fulfillment of the promises contained therein, I would not be entitled to receive the benefit continuation coverage or severance pay described in Section 7((b) of the Executive Employment Agreement.

D.	Company Property: Before accepting any monetary payments from the Company, I promise to comply with my obligation under Section 8(d) of the Executive Employment Agreement.

E.	Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company may withhold all taxes it determines it is legally required to withhold.

F.

Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. In addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this General Release or my breach hereof, I will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.

G.	Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

III.	Miscellaneous

A.

Entire Agreement: This is the entire agreement between me and the Company with respect to my release of Claims against the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official with reference to this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to accept this General Release, except for those set forth in this General Release and my Executive Employment Agreement.

B.

Successors: This Agreement binds my heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

C.

Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

D.

Governing Law, Mandatory Arbitration and Venue: This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of New York, without regard to its conflicts of law principles. Any claim or controversy arising between Executive and the Company

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and/or Argo Group, shall be settled by final and binding arbitration in the Borough of Manhattan, New York pursuant to Section 16 of the Executive Employment Agreement, which is incorporated by reference herein. I acknowledge and agree that I have read Section 16 of the Executive Employment Agreement and understand that it contains a mandatory arbitration provision and that I am agreeing in advance to arbitrate any controversies which arise in connection with this General Release and my Executive Employment Agreement. I agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the courts in the Borough of Manhattan, New York.

IV.	Notice, Time for Consideration and Revocation Period

A.

THE GENERAL RELEASE OF CLAIMS CONTAINED IN THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING WITHOUT LIMITATION, ALL CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ANY SIMILAR STATE LAWS. THIS GENERAL RELEASE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

B.	I AGREE THAT I AM WAIVING RIGHTS AND CLAIMS I MAY HAVE IN EXCHANGE FOR CONSIDERATION WHICH IS IN ADDITION TO THINGS OF VALUE TO WHICH I MAY ALREADY BE ENTITLED;

C.	I UNDERSTAND AND AGREE THAT I HAVE BEEN ADVISED THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF MY CHOOSING PRIOR TO EXECUTING THIS GENERAL RELEASE;

D.

IF TERMINATED AS PART OF A TERMINATION OR EXIT INCENTIVE PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES, I ACKNOWLEDGE i) THAT I HAVE AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND ii) THAT I HAVE RECEIVED WRITTEN NOTICE FROM THE COMPANY WHICH INFORMS ME OF THE i) CLASS, UNIT, OR GROUP OF INDIVIDUALS COVERED BY THE PROGRAM, ii) ANY ELIGIBILITY FACTORS FOR SUCH PROGRAM, iii) ANY TIME LIMITS APPLICABLE TO SUCH PROGRAM, AND iv) THE JOB TITLES AND AGES OF ALL INDIVIDUALS THAT ARE AND ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM.

E.

I UNDERSTAND THAT IN THE EVENT THAT I AM FORTY (40) YEARS OF AGE OR OLDER AT THE TIME OF TERMINATION, I WILL HAVE AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND

F.

I UNDERSTAND THAT SHOULD THE PROVISIONS OF (D) AND (E) ABOVE NOT OTHERWISE APPLY, I HAVE SEVEN (7) DAYS FOLLOWING MY EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY AND THAT THE GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Executed on this      day of             , 20    .

Kevin J. Rehnberg

Executed on this      day of             , 20    .

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:

Title: